Exhibit 99.1

Medicine Man Technologies Enters into Binding Term Sheet to Acquire Strawberry Fields, an Integrated Operator in Southern Colorado

●	Strawberry Fields brings four dispensaries, manufacturing facilities, and over two acres of greenhouse cultivation facilities to the Company

●	Extends its successful branded cannabis products, including Devour, an award-winning and fast-growing brand of gummies in the edibles market

●	Will strengthen the Company’s retail presence in the central and southern regions of Colorado, including in Pueblo, and will bring the number of dispensaries up to 34, following the close of the pending transactions

DENVER, September xx, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) (“Medicine Man Technologies” or the “Company”), announced today that it has entered into a binding term sheet to acquire Strawberry Fields, an integrated cannabis operator located in Southern Colorado.

Medicine Man Technologies will purchase Strawberry Fields for $31 million, consisting of $14 million in cash and $17 million in common stock, satisfied by the issuance of 5,704,698 shares of its common stock priced at $2.98 per share. The purchase price may be subject to adjustment, which will be detailed in the long form agreement entered into among the parties.

“The integration of Strawberry Fields into our family of Colorado pioneers will be impactful,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “This transaction will provide our Company with low-cost cultivation assets located in Pueblo, a growing manufacturing facility, and branded products. In addition we will be acquiring four retail locations in Western and Southern Colorado, including a high yielding store that is a leader in that part of the state. Adding Strawberry Fields to our portfolio will strengthen our strategy to become the leading integrated cannabis operator of Colorado. Our broad and deep family of entrepreneurial pioneers with a shared vision and culture represent a unique and well-positioned asset for investors who truly understand the industry.”

“We are thrilled to partner with Medicine Man Technologies and its growing family of brands and dispensaries,” said Mike Kwesell, Co-Founder and Partner of Strawberry Fields. “Colorado is the most competitive cannabis market in the world, and to know we will have the support from other successful business teams and efficient operators all pulling in the same direction is quite significant. We have been working with Medicine Man Technologies throughout the years and they have lived up to their reputation for being a first mover and strategic leader. Consequently, making this deal was easier in many respects because of the positive business experiences both sides have had with one another over the years. By operating under a single unified umbrella, we can all recognize business efficiencies and synergies to help create the leading cannabis company in the Rocky Mountain region.”

1

The terms of the transaction can also be referenced in the Company’s 8-K, which outlines the closing conditions that are dependent upon the satisfaction or mutual waiver of certain stipulations.

The Company recently announced a series of binding term sheets to acquire 34 retail dispensaries, including four from Medicine Man, four from Purplebees, five from Starbuds, three from Colorado Harvest Company, four from a group of dispensaries, six from Roots Rx, four from another group of retail centers, and four from Strawberry Fields in today’s announcement.

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Strawberry Fields

Founded in 2010, Strawberry Fields currently has four recreational dispensaries in Colorado, two in Pueblo and one each in Dumont and Trinidad, while also operating one of the largest cannabis greenhouses in the state. It has won multiple awards, including “Best Marijuana Store in Colorado” as well as “Best of Colorado Springs”.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies.  The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry.  Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally.  The Company’s intellectual property includes the “Three A Light” methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:

ir@medicinemantechnologies.com

1-866-348-1997

2